Exhibit 99

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota  55102

CHRISTOPHE BECK NAMED ECOLAB PRESIDENT AND COO;

THOMAS HANDLEY TO LEAD UPSTREAM SPIN-OFF UNTIL RETIREMENT

ST. PAUL, Minn. – Mar. 18, 2019 – Ecolab Inc. has announced that Thomas W. Handley, president and chief operating officer (COO), will retire from Ecolab later this year.

Christophe Beck, currently executive vice president and president of Ecolab’s Global Industrial Group, will succeed Handley as Ecolab’s president and COO, effective April 1, 2019.

Until retirement, Handley will lead the work on the previously announced spin-off of the company’s Energy Services upstream business into a stand-alone company.

“Tom has been a simply outstanding leader in advancing Ecolab’s strategy, execution, talent and culture,” said Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer.  “His contributions have been an important part of our success and will have lasting impact.  We are pleased that Tom will continue to lead our work on such a strategically important initiative for our company.”

Handley has served as president and chief operating officer since 2012.  Previously, he was senior executive vice president and president of Global Food & Beverage.  Earlier, he was executive vice president and later president of Ecolab’s Industrial and Services North America sector.  He joined Ecolab in 2003 as senior vice president of Strategic Planning.  Prior to joining Ecolab in 2003, Handley spent 22 years at Procter & Gamble.

Beck joined Ecolab in 2007.  He previously served as executive vice president and president, International Regions.  Prior to his International Regions role, Beck was executive vice president and president of global integration, overseeing the integration of the Nalco acquisition.  Beck’s earlier roles at Ecolab included executive vice president, Institutional Sector; senior vice president and general manager, Institutional Foodservice – North America; and senior vice president, Corporate Marketing and Strategy.  Prior to joining Ecolab in 2007, Beck was a senior executive at Nestlé for 16 years.

“Christophe has demonstrated strong leadership and success throughout his career at Ecolab,” said Baker.  “He has done a terrific job in each role bringing great energy, innovative thinking and excellent execution capabilities to every opportunity.  He has driven product development and sales and service effectiveness, strengthened teams and built businesses for long-term success.  These experiences have prepared him well for this position.  We are confident he will lead the overall business with the same passion, commitment and results focus as he has in each of his prior responsibilities.”

About Ecolab
A trusted partner at nearly three million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources.  With annual sales of $15 billion and 49,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and on-site service to promote safe food, maintain clean environments, optimize water and energy use, and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world.  For more Ecolab news and information, visit www.ecolab.com.

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Contacts:

Michael Monahan

651.250.2809

Andrew Hedberg

651.250.2185

March 18, 2019

(ECL-C)